Exhibit 99.1

VOTING AND SUPPORT AGREEMENT

This voting and support agreement (this “Agreement”) between 1567208 B.C. Ltd. (the “Purchaser”), Quipt Home Medical Corp. (“Quipt”) and [●] (the “Securityholder” and together with Purchaser and Quipt, the “Parties” and each a “Party”) is made this 14th day of December, 2025.

RECITALS

Concurrently with the execution and delivery of this Agreement, Purchaser, REM Aggregator, LLC and Quipt have entered into an arrangement agreement (the “Arrangement Agreement”), dated as of the date hereof, pursuant to which Purchaser will, inter alia, acquire all of the issued and outstanding common shares in the capital of Quipt (“Quipt Shares”) by way of a plan of arrangement, under which the shareholders of Quipt Shares will receive cash consideration in accordance with such plan of arrangement (the “Arrangement”).

This Agreement sets out the terms and conditions on which the Securityholder has agreed to support the Arrangement.

The Securityholder is the owner of, or has the power to control or direct, the Quipt Shares (the “Subject Shares”) and the convertible securities of Quipt, including, but not limited to, Quipt Options and Quipt RSUs (collectively, the “Quipt Convertible Securities” and together with the Subject Shares, the “Subject Securities”), as applicable, listed in Schedule A hereto; provided, that, for greater certainty, the term “Subject Shares” shall include any Quipt Shares issuable upon the exercise of any Quipt Convertible Securities, and the term “Subject Securities” shall include any and all Quipt Shares, Quipt Options and Quipt RSUs of which the Securityholder acquires beneficial ownership, or control or direction over, directly or indirectly, after the date hereof.

The Securityholder is a director and/or officer of Quipt.

Capitalized terms used in this Agreement and not otherwise defined herein that are defined in the Arrangement Agreement shall have the respective meanings ascribed thereto in the Arrangement Agreement. For greater certainty, the term “affiliate” as used in this Agreement shall have the meaning ascribed thereto in Section 1.1 of the Arrangement Agreement.

Article 1
COVENANTS OF SecurityhOLDER

1.1	The Securityholder hereby agrees that it, he or she shall, irrevocably:

(a)	vote (or cause to be voted) all of the Subject Shares at any meeting, however called, of the holders of Quipt Shares (including any postponement, recess, adjournment or continuation thereof), and in any action by written consent of the holders of Quipt Shares (unless, and only then to the extent, prohibited by applicable Law):

(i)	in favour of the approval, consent, ratification and adoption of the Arrangement (and any actions required in furtherance thereof) and all other resolutions to be put to the meeting of holders of Quipt Shares in respect of approving the Arrangement as contained in the Arrangement Agreement; and

(ii)	against any proposed action by Quipt, the holders of Quipt Shares, any affiliate of Quipt or any other Person: (A) in respect of any Acquisition Proposal; or (B) which would reasonably be expected to prevent, interfere, impede or delay the implementation or the successful completion of the Arrangement, including, without limitation, any Arrangement; and

(b)	no later than five (5) Business Days prior to the cut-off date for the deposit of votes by proxy or voting instruction form in respect of any meeting of the holders of Quipt Shares to consider the Arrangement, duly complete (or cause to be completed) and cause forms of proxy or voting instruction forms, as applicable, in respect of all the Subject Shares to be validly delivered and cause the Subject Shares to be voted in favour of the Arrangement, and such forms of proxy or voting instruction forms, as applicable, shall not be revoked or withdrawn, except (i) with the prior written consent of both Purchaser and Quipt, or (ii) upon termination of this Agreement pursuant to Article 4; and

1.2	The Securityholder hereby agrees that it, he or she shall not, directly or indirectly, except in accordance with the terms of this Agreement, as contemplated by the Arrangement Agreement or with the prior written consent of each of Purchaser and Quipt, until the earlier of: (i) the Effective Time; and (ii) the termination of this Agreement in accordance with Article 4:

(a)	option, sell, assign, dispose of, pledge, encumber, grant a security interest in or otherwise convey any Subject Securities or any right or interest therein, or agree to do any of the foregoing (each of the foregoing, a “Transfer”), other than to one or more of a parent, spouse, child or grandchild of, or a corporation, partnership, limited liability company or other entity controlled by, the Securityholder or a trust or account (including a Registered Retirement Savings Plan, Registered Education Savings Plan, Registered Retirement Income Fund or similar account) existing for the benefit of such person or entity or, in the case of a Securityholder that is an investment fund or pooled investment vehicle, to any other fund or account that is managed, advised or controlled by the same manager or adviser as the Securityholder; provided, that a Transfer referred to in this sentence shall only be permitted if, as a precondition to such Transfer, the transferee agrees in writing, in form and substance reasonably acceptable to Purchaser and Quipt, to be bound by all of the terms of this Agreement with respect to the Subject Securities (including by executing a joinder); and provided further, that in the case of a Transfer to a corporation, partnership, limited liability company or other entity controlled by the Securityholder, such entity shall remain solely controlled by the Securityholder until the earlier of: (i) the Effective Time; and (ii) the termination of this Agreement in accordance with Article 4;

(b)	exercise any securityholder rights or remedies available at common law or pursuant to any applicable Law, or take any other action of any kind, in each case which would reasonably be expected to impede, delay, hinder, prevent or interfere with the completion of, the Arrangement;

(c)	exercise or cause to be exercised any Dissent Rights;

(d)	solicit, assist, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing information, permitting any visit to any facilities or entering into any form of agreement, arrangement or understanding) any Acquisition Proposal, except to the extent expressly permitted by the Arrangement Agreement and Article 2 below;

(e)	solicit or arrange (or provide assistance to any other person to arrange) for the solicitation of proxies relating to, or purchases of or offers to sell, Subject Securities or act in concert or jointly with any other person for the purpose of acquiring any Subject Securities for the purpose of influencing the voting of Quipt Shares or affecting the control of Quipt, other than, in the case of proxy solicitation, in support of the Arrangement; or

(f)	do indirectly, including through any of its, his or her representatives, anything which would not be permitted to be done directly pursuant to the foregoing provisions of this Section 1.2, subject to Article 2 below and the Arrangement Agreement.

1.3	The Securityholder shall at all times cause any affiliates through which it, he or she beneficially owns or exercises control or direction over, directly or indirectly, Subject Securities to act in accordance with the terms of this Agreement, to the extent applicable thereto.

1.4	If any involuntary Transfer of any of the Subject Shares shall occur (including, but not limited to, a sale by the Securityholder’s trustee in any bankruptcy, a sale to a purchaser at any creditor’s or court sale or upon the death of the Securityholder pursuant to the terms of any trust or will of the Securityholder or by the Laws of intestate succession), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the earlier of: (i) the Effective Time and (ii) the valid termination of this Agreement in accordance with Article 4.

1.5	If Purchaser and Quipt mutually conclude after entering into this Agreement that it is necessary or desirable to proceed with a form of transaction other than pursuant to the Arrangement Agreement, whereby Purchaser or its affiliates would effectively acquire all of the Subject Securities that complies with the following terms and conditions: (i) the transaction would provide the Securityholder with consideration equivalent to or greater than, on an after-tax basis, the transactions set out in the Arrangement Agreement, and (ii) the consummation of the transaction would not take materially longer than the consummation of the transactions set out in the Arrangement Agreement (any such transaction is referred to as an “Alternative Transaction”), then, subject to Article 2 and the terms of the Arrangement Agreement (including any Change in Recommendation provisions) and applicable Law, the Securityholder shall support the completion of the Alternative Transaction in accordance with the terms and conditions of this Agreement by (a) voting the Subject Shares (or causing them to be voted), or tendering the Subject Shares, in favour of or into such Alternative Transaction to the extent required to consummate such Alternative Transaction, and (b) executing and delivering customary proxies, consents and letters of transmittal consistent with the foregoing.

Article 2
Fiduciary obligations

2.1	Notwithstanding any other provision of this Agreement, Quipt and Purchaser hereby agree and acknowledge that: (i) the Securityholder is bound hereunder solely in its, his or her capacity as a securityholder of Quipt and that the provisions hereof shall not be deemed or interpreted to bind the Securityholder in its, his or her capacity as a director or officer of Quipt or any of Quipt’s affiliates; (ii) nothing in this Agreement shall: (a) limit or affect any actions or omissions taken by the Securityholder (or any affiliate or principal thereof) in his or her capacity as a director or officer of Quipt or any of Quipt’s affiliates, including in exercising rights under the Arrangement Agreement and no such actions or omissions shall be deemed a breach of this Agreement; or (b) be construed to prohibit, limit or restrict the Securityholder (or any affiliate or principal thereof) from fulfilling his or her fiduciary duties or duties to act in the best interests of Quipt or any of Quipt’s affiliates as a director or officer of Quipt or any of Quipt’s affiliates; and (iii) nothing contained herein shall prohibit Securityholder from taking any action required by Law, court order, stock exchange rules, or the Arrangement Agreement, including making any disclosure reasonably determined to be required by Law.

Article 3
REPRESENTATIONS AND WARRANTIES

3.1	The Securityholder represents and warrants as follows and acknowledges that each of Purchaser and Quipt is relying upon such representations and warranties in connection with entering into this Agreement and the Arrangement Agreement:

(a)	as of the date hereof, (i) the Securityholder beneficially owns, directly or indirectly, or has control or direction over, the Subject Securities as listed in Schedule A free and clear of all Liens (other than Permitted Liens and restrictions under applicable Securities Laws), (ii) the Securityholder has no agreement or options, or rights or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by it, him or her or transfer to it, him or her of additional securities of Quipt other than the Quipt Convertible Securities as listed in Schedule A and subject to any Transfer permitted pursuant to Section 1.2(a), and (iii) the Securityholder does not own, directly or indirectly, of record or beneficially, any securities of Quipt other than the Subject Securities set forth on Schedule A;

(b)	the Securityholder has the sole right to vote (or cause to be voted) all the Subject Shares now held, and will have the right to vote (or cause to be voted) all the Subject Shares hereafter acquired by it, him or her, in each case solely in the Securityholder’s capacity as a securityholder and, as applicable, subject to this Agreement;

(c)	no Person has any agreement, option, or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer from the Securityholder of any of the Subject Securities or any interest therein or right thereto, including without limitation any right to vote, except Purchaser pursuant to this Agreement and the Arrangement Agreement;

(d)	the execution and delivery by the Securityholder of this Agreement, the authorization of this Agreement by the Securityholder, and the performance by the Securityholder of its, his or her obligations under this Agreement, will not result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provision of: (i) any applicable Law; (ii) any note, bond, mortgage, indenture or contract or agreement to which the Securityholder is party or by which it, he or she is bound; or (iii) any judgment, decree, order or award of any Governmental Entity or arbitrator, except, in the case of each of (i), (ii) and (iii), for any such violations, breaches or defaults as would not reasonably be expected to prevent or materially impair the ability of the Securityholder to perform its, his or her obligations under this Agreement;

(e)	the Securityholder has the necessary power, authority, capacity and right to enter into this Agreement and to perform its, his or her obligations hereunder;

(f)	this Agreement has been duly executed and delivered by the Securityholder and constitutes a legal, valid and binding obligation of it, enforceable against it, him or her in accordance with its terms, subject to bankruptcy, insolvency and other applicable Law affecting Securityholder rights generally, and to general principles of equity;

(g)	there are no legal proceedings in progress or pending against or, to the knowledge of Securityholder, threatened against Securityholder, or any of its affiliates that would adversely affect in any manner the ability of Securityholder to enter into this Agreement and to perform its obligations hereunder or that would reasonably be expected to prevent or materially delay the completion of the Arrangement;

(h)	except as expressly set forth in this Agreement, Securityholder has not entered into any voting agreement or voting trust with respect to any Subject Shares, granted any proxy, consent or power of attorney with respect to any Subject Shares, or taken any action (or knowingly refrained from taking) any other action with respect to the Subject Shares, except as would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, prohibit, impair in any material respect or materially delay the performance by the Securityholder of its, his or her obligations under this Agreement;

(i)	the Securityholder has had the opportunity to consult with independent legal counsel of its choosing regarding this Agreement and the Arrangement Agreement and has sought, or has willingly waived the right to seek independent legal advice and the Securityholder enters into this Agreement voluntarily after reviewing and understanding its terms. Securityholder understands and acknowledges that Quipt and Purchaser are entering into the Arrangement Agreement in reliance upon the Securityholder’s execution, delivery and performance of this Agreement;

3.2	Purchaser represents and warrants as follows and acknowledges that the Securityholder is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)	Purchaser is a corporation duly organized under the laws of British Columbia and is validly existing and in good standing;

(b)	Purchaser has the necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder and, its execution and delivery of this Agreement and the consummation by Purchaser of the Arrangement have been duly authorized and no other corporate proceedings on its part are necessary to authorize this Agreement and the performance of Purchaser’s obligations hereunder;

(c)	this Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Law affecting creditors’ rights generally, and to general principles of equity;

(d)	the authorization of this Agreement, the execution and delivery by Purchaser of this Agreement and the performance by it of its obligations under this Agreement, will not result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provision of (i) its constating documents or by-laws; (ii) any applicable Law; (iii) any note, bond, mortgage, indenture or contract or agreement to which Purchaser is party or by which it is bound; or (iv) any judgment, decree, order or award of any Governmental Entity or arbitrator, except, in the case of each of (ii), (iii) and (iv), for any such violations, breaches or defaults as would not reasonably be expected to prevent or materially impair the ability of Purchaser to perform its obligations under this Agreement; and

(e)	there are no legal proceedings in progress or pending against or, to the knowledge of Purchaser, threatened in writing against Purchaser, or any of its affiliates that seek to restrain, enjoin or otherwise prevent or materially delay the performance by Purchaser of its obligations under this Agreement.

3.3	Quipt represents and warrants as follows and acknowledges that the Securityholder is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)	Quipt is a corporation duly organized under the laws of the Province of British Columbia and is validly existing and in good standing;

(b)	Quipt has the necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder and, its execution and delivery of this Agreement and the consummation by Quipt of the Arrangement have been duly authorized and, subject to the Required Quipt Approval, no other corporate proceedings on its part are necessary to authorize this Agreement and the performance of Quipt’s obligations hereunder;

(c)	this Agreement has been duly executed and delivered by Quipt and constitutes a legal, valid and binding obligation of Quipt, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Law affecting creditors’ rights generally, and to general principles of equity; and

(d)	the authorization of this Agreement, the execution and delivery by Quipt of this Agreement and the performance by it of its obligations under this Agreement, will not result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provision of (i) its constating documents or by-laws; (ii) any applicable Law; (iii) any note, bond, mortgage, indenture or contract or agreement to which Quipt is party or by which it is bound; or (iv) any judgment, decree, order or award of any Governmental Entity or arbitrator, except, in the case of each of (ii), (iii) and (iv), for any such violations, breaches or defaults as would not reasonably be expected to prevent or materially impair the ability of Quipt to perform its obligations under this Agreement; and

(e)	there are no legal proceedings in progress or pending against or, to the knowledge of Quipt, threatened in writing against Quipt, or any of its affiliates that seek to restrain, enjoin or otherwise prevent or materially delay the performance by Quipt of its obligations under this Agreement.

Article 4
TERMINATION

4.1	This Agreement shall terminate automatically upon the earlier of: (i) the Effective Time; (ii) the date upon which the Arrangement Agreement is validly terminated in accordance with its terms, including, without limitation, in connection with a Superior Proposal being accepted by the Quipt Board.

4.2	If this Agreement is terminated in accordance with Section 4.1, the provisions of this Agreement will become void and no Party shall have liability to any other Party, except in respect of a breach of this Agreement which occurred prior to such termination.

Article 5
GENERAL

5.1	The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Agreement and not to any particular article, section or other portion hereof and include any agreement, schedule or instrument supplementary or ancillary hereto or thereto. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

5.2	In this Agreement, unless the context otherwise requires, words importing the singular only shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter.

5.3	The Securityholder hereby consents to the disclosure of the substance of this Agreement in any press release, the Quipt Circular and to the filing of this Agreement as may be required pursuant to any applicable Law.

5.4	This Agreement shall not be assigned by any Party hereto without the prior written consent of the other Parties hereto. This Agreement shall enure to the benefit of the Parties and their respective successors and permitted assigns and shall be binding upon the Parties and their respective successors.

5.5	Time shall be of the essence in this Agreement.

5.6	Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable Law, the Parties hereto waive any provision of applicable Law that renders any provision of this Agreement or any part thereof invalid or unenforceable in any respect. The Parties hereto will engage in good faith negotiations to replace any provision hereof or any part thereof that is declared invalid or unenforceable with a valid and enforceable provision or part thereof, the economic effect of which approximates as much as possible the invalid or unenforceable provision or part thereof that it replaces.

5.7	Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party hereto shall be in writing and shall be delivered by hand to the Party hereto to which the notice is to be given, sent by electronic mail to the following address, or to such other address or number as shall be specified by a Party hereto by like notice. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received (i) if sent by internationally recognized overnight delivery service, on the date of delivery if it is a Business Day and the delivery was made prior to 5:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (ii) and if sent by email (with no bounce back or other notification of failure to be delivered), at the time of sending. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

The addresses and numbers for service of each of the Parties hereto shall be as follows:

(a)	if to the Securityholder:

[●]

Attention:	[●]
Email:	[●]

With a copy (which shall not constitute notice) to:

Attention:
Email:

(b)	if to Quipt:

Quipt Home Medical Corp.

1019 Town Drive Wilder

Kentucky, 41076-9114

Attention:	Gregory Crawford, Chief Executive Officer
Email:	gcrawford@myquipt.com

with a copy to:

DLA Piper (Canada) LLP

Suite 5100, Bay Adelaide - West Tower

333 Bay Street

Toronto, Ontario M5H 2R2

Attention:	Robbie Grossman
Email:	robbie.grossman@ca.dlapiper.com

with a copy to:

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, California, 92121-2133

Attention:	Larry Nishnick
Email:	larry.nishnick@us.dlapiper.com

if to Purchaser:

c/o Kingswood Capital Management, LP

11812 San Vicente Blvd.

Los Angeles, CA 90048

Attention: Michael Niegsch

Email: mniegsch@kiongswood-capital.com

With a copy (which shall not constitute notice) to:

McDermott Will & Schulte LLP
333 SE 2nd Avenue, Suite 4500
Miami, FL 33131

Attention:	Frederic L. Levenson / Michael Hacker / Ann Marie Brodarick
Email:	FLevenson@mwe.com / mhacker@mwe.com / abrodarick@mwe.com

and

Fasken Martineau DuMoulin LLP
Bay-Adelaide Centre, West Tower
333 Bay Street, Suite 2400
Toronto, Ontario, Canada

M5H 2T6

Attention:	Grant McGlaughlin / Zach Austin
Email:	gmcglaughlin@fasken.com / zaustin@fasken.com

5.8	This Agreement, together with the agreements and other documents herein or therein referred to, constitute the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties with respect to the subject matter hereof. There are no representations, warranties, covenants or conditions with respect to the subject matter hereof except as contained herein.

5.9	This Agreement shall be governed by, and be construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of British Columbia.

5.10	Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the British Columbia courts situated in the City of Vancouver and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

5.11	Unless otherwise stated, all references in this Agreement to amounts of money are expressed in lawful money of the United States of America.

5.12	The Securityholder recognizes and acknowledges that this Agreement is an integral part of Purchaser and Quipt entering into the Arrangement Agreement, and that Purchaser and Quipt would not contemplate proceeding with the transactions contemplated by the Arrangement Agreement unless this Agreement was entered into by the Securityholder, and that a breach by the Securityholder of any covenants or other commitments contained in this Agreement will cause Purchaser and Quipt to sustain injury for which money damages would not be an adequate remedy at law. Therefore, the Securityholder agrees that, in the event of any such breach, each of Purchaser and Quipt shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which such Person may be entitled, at law or in equity.

5.13	Until consummation of the transactions contemplated under the Arrangement Agreement and the Arrangement, nothing contained in this Agreement shall be deemed to vest in Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any Subject Securities. All rights, ownership and economic benefits of and relating to the Subject Securities shall remain vested in and belong to the Securityholder, and Purchaser shall not have the authority by virtue of this Agreement or the transactions to be consummated pursuant hereto to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Quipt or exercise any power or authority to direct the Securityholder in the voting of any of the Subject Securities to the extent such Subject Securities are entitled to be voted, except as expressly provided herein.

5.14	Each of the Parties shall pay its respective legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

5.15	The Parties will, from time to time, execute and deliver all such further documents and instruments and do all such acts and things as the other Parties may reasonably require and at the requesting Party’s cost to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

5.16	This Agreement may be executed in multiple original or electronic counterparts, each of which shall be deemed an original, and all of which taken together shall be considered one and the same agreement. In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by email delivery of a “.pdf” format data file or any other electronic means complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law, e.g., www.docusign.com, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such electronic signature page were an original thereof. No Party shall raise the use of email delivery of any such signature page or the fact that such signature was transmitted or communicated through the use of email delivery as a defense to the formation or enforceability of a contract and each Party forever waives any such defense. Minor variations in the form of the signature page to this Agreement, including footers from earlier versions of any such other document, will be disregarded in determining the effectiveness of such signature. At the request of any Party to this Agreement, each other Party to this Agreement will re-execute original forms of this Agreement and deliver them to all other Parties.

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IN WITNESS WHEREOF the Parties have signed this Agreement.

1567208 B.C. LTD.

By:
Name:
Title:

QUIPT HOME MEDICAL CORP.

By:
Name:
Title:

SECURITYHOLDER:

[●]

Schedule A

Ownership or Control/Direction of SUBJECT SECURITIES

Name	Quipt Shares	Quipt Options	Quipt RSUs
[●]	[●]	[●]	[●]